Exhibit 99.1

Investor Contact:

David Ng

Broadridge Financial Solutions, Inc.

516-472-5491

david.ng@broadridge.com

Media Contact:

Linda Namias

Broadridge Financial Solutions, Inc.

631-254-7711

linda.namias@broadridge.com

Broadridge Announces Dan Sheldon Stepping Down as Chief Financial Officer

LAKE SUCCESS, N.Y. – Feb. 5, 2014 – Broadridge Financial Solutions, Inc. (NYSE:BR) announced today that Chief Financial Officer Dan Sheldon, after returning from a leave of absence, has stepped down from his position effective February 5, 2014. Mr. Sheldon will remain with the Company in an advisory role through April 11, 2014 to assist with the transition.

“We would like to thank Dan for his valued service over the last 30 years and for building a very strong legacy at Broadridge. Dan has been a great business partner to me and has established an excellent finance team, which has helped drive the financial soundness and growth we enjoy today. We wish him well in his future endeavors,” said President and Chief Executive Officer, Rich Daly. Mr. Daly continued, “We will immediately focus our efforts on finding Dan’s successor and will complete the hiring process as soon as practicable. Given the strength of the Finance organization, I remain confident that our financial reporting, accounting, and internal control functions will continue to perform at a high level.”

Mr. Sheldon commented, “My years with Broadridge have provided me with many growth opportunities, valuable experiences and close friendships. I will miss all my Broadridge colleagues, but I believe that much continued success lies ahead for the company and the great people who make it what it is.”

During Mr. Sheldon’s leave, Michael Liberatore, who until recently served as Chief Operating Officer of Broadridge’s Mutual Fund and Retirement Solutions Group, assumed the role of Acting Principal Financial Officer, and David Lisa, who currently serves as Broadridge’s Corporate Controller, assumed the role of Acting Principal Accounting Officer. Both Mr. Liberatore and Mr. Lisa will continue to serve in these roles during the transition.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,400 full-time associates in 13 countries.

For more information about Broadridge, please visit www.broadridge.com.

###